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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Midas, Inc.:


     We consent to the incorporation by reference in the registration statement on Form S-8 and the related prospectus pertaining to the registration of Midas, Inc. common stock for the Midas Retirement Savings Plan for Hourly Employees and the Midas Retirement Savings Plan for Salaried Employees of our report dated January 8, 1997, relating to the combined balance sheets of Midas as of December 1996 and 1995, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 1996, which report appears in the Midas, Inc. registration statement on Form 10/A No. 3 (Post-Effective Amendment No. 1).

                                        KPMG PEAT MARWICK LLP


Chicago, Illinois
January 21, 1998